January 22, 1997

Mr. Michael D. McCartney
23 Del Rey Circle
Thousand Oaks, CA  91360
U.S.A.

Dear Mr. McCartney:

Reference is made to the letter agreement (the "Employment
Agreement") dated September 15, 1995 between Cineplex Odeon
Corporation ("Cineplex") and you.

This letter will confirm that the Employment Agreement has been extended from January 1, 1997 to December 31, 1998 and that the base salary referred to in paragraph 3(a) has been increased to $225,000 U.S. per annum effective January 1, 1997.

In all other respects, Cineplex and you agree that the terms and conditions of the Employment Agreement are hereby confirmed and ratified without amendment and remain in full force and effect.

Yours very truly,

CINEPLEX ODEON CORPORATION

    	Michael Herman
By:______________________________
	Michael Herman
	Executive Vice President,
	Corporate Affairs

AGREED TO AND ACCEPTED this      day of January, 1997.

Michael McCartney
_________________
Michael McCartney






September 15, 1995

Mr. Michael D. McCartney
23 Del Rey Circle
Thousand Oaks, CA  91360
U.S.A.

Dear Mr. McCartney:

This letter will serve to confirm our recent discussions regarding your continuing employment arrangements with Cineplex Odeon
Corporation ("Cineplex") as follows:




1.	Employment and Services:  Cineplex has agreed to cause Plitt
Theatres, Inc. to continue your employment and you have agreed to perform your full-time services as Senior Vice President, U.S. Film upon the terms and conditions hereinafter set forth. You will perform such services as required from time to time by, and you shall be required to report directly to, the Chief Executive
Officer of Cineplex or to such other senior executive of Cineplex as the Chief Executive Officer may designate.


2.	Term:  The term of this agreement shall commence on September
11, 1995 (the "Effective Date") and continue until December 31,
1996 (the "Expiry Date").




3.	Compensation:

	(a)	Base Salary:  For your services rendered, Cineplex shall
pay you a base salary of $200,000.00 U.S. per annum or such higher salary as may be determined by the Board of Directors of Cineplex (the "Board") at a review to be held annually
(effective January 1st) or more frequently if the Board so determines. Such salary shall be payable in equal instalments on Cineplex's regular pay days, subject to the usual and required employee payroll deductions and withholdings.

	(b)	Bonus:  You acknowledge that the payment of bonuses in
any year is a matter in the sole discretion of the Board.
Cineplex confirms to you its existing policy that the question of bonus payments will be considered by the Board at least annually; bonuses may be paid in cash, Cineplex common shares or a combination of the two; and that the decision as to payment and amount will take into account primarily individual performance, departmental performance and corporate performance and may take into account such other secondary factors as the Board deems appropriate. Any decision of the Board with respect to the amount or form of a bonus, if any, shall be final and binding upon you.

	(c)	Stock Options:  In consideration of you agreeing to
continuing to be employed by Cineplex, you shall be granted on the Effective Date options to acquire an additional 25,000 common shares of Cineplex subject to and in accordance with the terms of Cineplex's existing stock option plan. You acknowledge that the issuance of additional options is a matter in the sole discretion of the Board. Cineplex confirms to you its existing policy that the question of issuance of stock options will be considered by the Board at least annually. Subject to the terms of Cineplex's stock option plan, as from time to time in effect, any decision of the Board with respect to the quantity or terms of a stock option grant, if any, will be final and binding on you.


4.	Vacation:  You shall be entitled to vacation with pay during the term of this agreement in accordance with current Cineplex vacation policy at the Effective Date, which shall in no event be less than four weeks per annum.


5.	Benefits:  During the term of your employment hereunder:

	(a)	Cineplex shall reimburse you for your reasonable and
necessary business expenses in accordance with its then prevailing policy (which shall include appropriate itemization and substantiation of expenses incurred);

	(b)	You shall be entitled to participate in the benefit
plans referred to in Schedule "I" (or other substantially similar benefit arrangements offered to senior executives of the Corporation); and

	(c)	You shall be entitled to a car allowance of 4.5% of your
Base Salary.


6.	Termination by Cineplex:  Cineplex may terminate your
employment hereunder:

	(a)	without notice for such cause as would entitle Cineplex
at law to terminate your employment without notice; or



	(b)	if you have suffered a disability which makes you
eligible to receive the maximum benefit payable under Cineplex's long-term disability insurance plan.


7.	Termination by You:  Without waiving or prejudicing any other rights or remedies which you might otherwise have against Cineplex, you may terminate your employment hereunder at any time on not less than 90 days' notice in the event that Cineplex reduces your Base Salary or otherwise fails in any material respect to perform its obligations hereunder, provided such notice is given within ninety days of such reduction in Base Salary or failure to perform and provided that your employment has not been otherwise terminated pursuant to Paragraph 6.


8.	Notices:  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by register of certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you:	Mr. Michael D. McCartney
		Cineplex Odeon Corporation
		1925 Century Park East
		Suite 300
		Los Angeles, California  90067
		U.S.A.

If to Cineplex:		Cineplex Odeon Corporation
			1303 Yonge Street
			Toronto, Ontario
			M4T 2Y9

			Attention:  President and Chief
				    Executive Officer

or to such other addresses either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.


9.	Successors:  This agreement shall enure to the benefit of and be binding upon Cineplex and its successors and assigns.


10.	Severability, Entire Agreement and Amendments:  This agreement sets forth the entire understanding between us. There are no terms, conditions, representations, warranties or covenants other than those contained herein. The invalidity or unenforceability of any provision of this agreement shall not effect the validity or enforceability of any other provision of this agreement.


11.	Cineplex Code of Conduct and Confidentiality:  Attached hereto and made a part of this agreement is a draft of the Cineplex Code of Conduct and Confidentiality. You confirm that you have read, understood, and will comply with such Code of Conduct and Confidentiality, and any amendments thereto which you receive, such amendments to be consistent with the tenure of the current Code of Conduct and Confidentiality and not in violation of public policy.


12.	Governing Law:  This agreement shall be governed by and
construed in accordance with the laws of the State of California.

Yours very truly,

CINEPLEX ODEON CORPORATION

By: Michael Herman

AGREED TO AND ACCEPTED this 21st day of September, 1995.

Michael McCartney
_________________
Michael McCartney